Exhibit 99.1

News Release	For Immediate Release
July 20, 2006
Greer Bancshares Incorporated	For Additional Information
1111 West Poinsett Street	Contact: Dennis Hennett
Greer, SC 29650	Phone: (864) 848-5118

Greer Bancshares, Incorporated Reports Second Quarter Earnings Up 15.8%

Greer Bancshares, Incorporated, the parent company of Greer State Bank, reported net income of $754,000, or 30 cents per diluted share, for the quarter ended June 30, 2006, compared to $651,000 or 26 cents per diluted share, for the second quarter of 2005, an increase in net income of 15.8%. Year-to-date net income through June 30, 2006 was $1,400,000 or 56 cents per diluted share, compared to $1,323,000 or 53 cents per diluted share through June 30, 2005, an increase of 5.8%.

Total assets were $329 million at June 30, 2006, up 9.9% from $299 million at December 31, 2005. Total loans were $233 million at June 30, 2006, up 17.1% from $199 million at December 31, 2005.

“We are very pleased with the improvement in our second quarter earnings and with the continued growth in our loan portfolio” stated Ken Harper, President of Greer Bancshares and Greer State Bank.

Greer State Bank is now in its eighteenth year of operations and serves the Greer and upstate community from four offices. Greer Bancshares, Incorporated trades on the Over-the-Counter Bulletin Board under the symbol GRBS.